Exhibit 99.1

LifePoint Health Reports Second Quarter 2016 Results

BRENTWOOD, Tenn.--(BUSINESS WIRE)--July 29, 2016--LifePoint Health, Inc. (NASDAQ: LPNT) today announced results for the second quarter and six months ended June 30, 2016.

For the second quarter ended June 30, 2016, consolidated revenues were $1,592.4 million, up 25.3% from $1,270.4 million for the same period last year, primarily as a result of our recent acquisitions in Flemingsburg, Kentucky, Jeffersonville, Indiana, Watertown, Wisconsin, Hickory, North Carolina, Sanford, North Carolina, Columbus, Georgia and Columbia, South Carolina.

Net income for the second quarter ended June 30, 2016, was $20.1 million, down $29.7 million, or 59.6%, compared with net income of $49.8 million for the same period last year. Net income for the second quarter ended June 30, 2016, includes charges of $22.0 million, or $13.7 million net of income taxes, for debt transaction costs related to the extinguishment of certain existing debt instruments and the issuance of certain new debt instruments as well as accelerated depreciation expense of $1.5 million, or $0.9 million net of income taxes, for the existing Marquette General Hospital because of our commitment to construct a new replacement hospital.

Diluted earnings per share attributable to LifePoint Health, Inc. stockholders for the second quarter ended June 30, 2016, decreased 62.0% to $0.38 compared with $1.00 for the same period last year. Diluted earnings per share attributable to LifePoint Health, Inc. stockholders for the second quarter ended June 30, 2016, was negatively impacted by a total of $0.33 per share as a result of a combination of debt transaction costs and Marquette General Hospital accelerated depreciation expense. When adjusted to exclude these two items, adjusted diluted earnings per share attributable to LifePoint Health, Inc. stockholders for the second quarter of 2016 decreased 29.0% to $0.71 compared with $1.00 for the same period last year, primarily as a result of higher depreciation, amortization, and interest expense associated with our recent acquisitions.

For the six months ended June 30, 2016, consolidated revenues were $3,173.1 million, up 25.2% from $2,534.1 million for the same period last year, primarily as a result of the aforementioned recent acquisitions as well as the acquisition of a hospital in Roaring Spring, Pennsylvania.

Net income for the first half of 2016 was $44.0 million, down $47.8 million, or 52.1%, compared with net income of $91.8 million for the same period last year. Net income for the six months ended June 30, 2016, includes charges of $22.0 million, or $13.7 million net of income taxes, for debt transaction costs, $3.2 million, or $2.0 million net of income taxes, attributable to Marquette General Hospital accelerated depreciation expense, charges of $24.7 million, or $15.5 million net of income taxes, related to cardiology-related lawsuits and a $1.2 million impairment charge, or $0.8 million net of income taxes, related to the write-off of certain capital assets. Similarly, net income for the six months ended June 30, 2015, includes impairment charges of $11.6 million, or $7.5 million net of income taxes, related to the strategic divestitures of four hospitals.

Diluted earnings per share attributable to LifePoint Health, Inc. stockholders for the six months ended June 30, 2016, decreased 52.7% to $0.87 compared with $1.84 for the same period last year. Diluted earnings per share attributable to LifePoint Health, Inc. stockholders for the six months ended June 30, 2016, was negatively impacted by a total of $0.72 per share as a result of a combination of debt transaction costs, Marquette General Hospital accelerated depreciation expense, cardiology-related lawsuits and an impairment charge. Similarly, diluted earnings per share attributable to LifePoint Health Inc. stockholders for the six months ended June 30, 2015, was negatively impacted by a total of $0.16 per share as a result of impairment charges. When adjusted to exclude these various items, adjusted diluted earnings per share attributable to LifePoint Health, Inc. stockholders for the first half of 2016 decreased 20.5% to $1.59 compared with $2.00 for the same period last year, primarily as a result of higher depreciation, amortization, and interest expense associated with our recent acquisitions.

Finally, Adjusted EBITDA for the second quarter ended June 30, 2016, increased slightly by 0.2% to $175.4 million compared with Adjusted EBITDA of $175.0 million for the same period last year and Adjusted Normalized EBITDA for the six months ended June 30, 2016, increased 3.7% to $361.7 million compared with Adjusted Normalized EBITDA of $348.8 million for the same period last year. Adjusted Normalized EBITDA for the six months ended June 30, 2016, has been adjusted to exclude the impact of $24.7 million in charges related to cardiology-related lawsuits recognized during the first quarter of 2016. Additional information regarding Adjusted EBITDA and Adjusted Normalized EBITDA, including definitions, uses by management and others and a reconciliation to net income, is set forth in this release under the section titled “Unaudited Supplemental Information.”

“We remain focused on executing on our strategic plan and driving shareholder value,” said William F. Carpenter III, Chairman and Chief Executive Officer of LifePoint Health. “While we did not meet our expectations, the shortfall was isolated primarily to two hospitals, where we took proactive steps that position us to achieve our long-term quality and financial goals. Our business remains strong, and we are confident we will deliver on our revised guidance in the second half.”

In the quarter, one of the Company’s largest hospitals experienced the loss of certain key physicians, including the Company’s decision to part ways with the physician leader of a key service line. This resulted in additional professional fees, call pay, severance costs and recruiting expenses. At a recently acquired hospital, the Company chose to incur additional expense to implement a new physician billing system to ensure accuracy and to help achieve long-term synergies. The Company estimates the collective impact of these expenses in the quarter to be approximately $15.0 million.

Our cash flows provided by operating activities for the three and six months ended June 30, 2016, as compared to the same periods last year were negatively impacted by the timing of payments for income taxes and interest as well as a decrease in the amount and timing of receipts related to certain Medicaid disproportionate share hospital programs and outstanding accounts receivable. The timing of cash collections for outstanding accounts receivable was negatively impacted as a result of the time lag involved in obtaining the necessary authorizations to begin billing under the Medicare, Medicaid and other private insurers programs at certain of our recently acquired facilities. We obtained all of the required approvals during the second quarter of 2016.

The Company’s revised guidance for 2016 is:

Estimated Net Revenue	$6.35 - $6.45 billion
Estimated Adjusted Normalized EBITDA	$740.0 - $760.0 million
Estimated Adjusted Diluted EPS	$3.43 - $3.70
Same-hospital Estimated Volume and Rate:
Equivalent Admissions	(1.0)% - 0.0%
Revenue per Equivalent Admission	2.5% - 3.5%

Guidance excludes the impact of $24.7 million in charges for cardiology-related lawsuits recognized in the first half of 2016 as well as the first half or future impact of items that are non-operational in nature, including items such as, but not limited to, debt transaction costs, Marquette General Hospital accelerated depreciation, changes in depreciation and amortization expense for recent acquisitions as a result of the finalization of the valuations of certain tangible and intangible assets acquired, impairment charges and share repurchases, if any. Additionally, guidance excludes the estimated impact of future acquisitions, if applicable. Finally, this guidance is subject to certain risks including those as set forth in the Company’s “Important Legal Information.”

A listen-only simulcast, as well as a 30-day replay, of LifePoint Health’s second quarter 2016 conference call will be available on line at www.lifepointhealth.net/investor-relations today, Friday, July 29, 2016, beginning at 10:00 a.m. Eastern Time.

LifePoint Health (NASDAQ: LPNT) is a leading healthcare company dedicated to Making Communities Healthier®. Through its subsidiaries, it provides quality inpatient, outpatient and post-acute services close to home. LifePoint owns and operates community hospitals, regional health systems, physician practices, outpatient centers, and post-acute facilities in 22 states. It is the sole community healthcare provider in the majority of the non-urban communities it serves. More information about the Company can be found at www.LifePointHealth.net. All references to “LifePoint,” “LifePoint Health” or the “Company” used in this release refer to affiliates or subsidiaries of LifePoint Health, Inc.

Important Legal Information. Certain statements contained in this release, including LifePoint’s revised Guidance for the year ended December 31, 2016, are based on current management expectations and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to qualify for the safe harbor protections from liability provided by the Private Securities Litigation Reform Act of 1995. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine our future results are beyond our ability to control or predict with accuracy. Such forward-looking statements reflect the current expectations and beliefs of the management of LifePoint, are not guarantees of performance and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ from those described in the forward-looking statements. These forward-looking statements may also be subject to other risk factors and uncertainties, including without limitation: (i) the effects related to the enactment and implementation of healthcare reform, the possible enactment of additional federal or state healthcare reforms and possible changes in healthcare reform laws and other federal, state or local laws or regulations affecting the healthcare industry including the timing of the implementation of reform; (ii) the extent to which states support increases, decreases or changes in Medicaid programs, or alter the provision of healthcare to state residents through regulation or otherwise; (iii) delays in receiving payments for services provided, reductions in Medicare or Medicaid payments (including increased recoveries made by Recovery Audit Contractors (RACs) and similar governmental agents), compared to the timing of expanded coverage; (iv) reductions in reimbursements from commercial payors; (v) our ability to acquire healthcare facilities on favorable terms and the business risks, unknown or contingent liabilities and other costs associated therewith; (vi) our ability to successfully integrate acquired facilities into our ongoing operations and to achieve the anticipated financial results and synergies from such acquisitions, individually or in the aggregate; (vii) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments; (viii) the deterioration in the collectability of “bad debt” and “patient due” accounts, and the number of individuals without insurance coverage (or who are underinsured) who seek care at our facilities; (ix) whether our core strategies will result in anticipated operating results, including measurable quality and satisfaction improvements; (x) whether our efforts to reduce the cost of providing healthcare while increasing the quality of care are successful; (xi) the ability to attract, recruit or employ and retain qualified physicians, nurses, medical technicians and other healthcare professionals and the increasing costs associated with doing so, including the direct and indirect costs associated with employing physicians and other healthcare professionals; (xii) the loss of certain physicians in markets where such a loss can have a disproportionate impact on our facilities in such market; (xiii) the application and enforcement of increasingly stringent and complex laws and regulations governing our operations and healthcare generally (and changing interpretations of applicable laws and regulations), related enforcement activity and the potentially adverse impact of known and unknown government investigations, litigation and other claims that may be made against us; (xiv) any interruption of or restriction in our prompt access to licensed or owned information (and information technology systems) or failure in our ability to integrate changes to our existing information systems or information systems of acquired facilities; (xv) adverse events in states where a large portion of our revenues are concentrated; (xvi) liabilities resulting from potential malpractice and related legal claims brought against our facilities or the healthcare providers associated with, or employed by, such facilities or affiliated entities; (xvii) our increased dependence on third parties to provide purchasing, revenue cycle and payroll services and information technology and their ability to do so effectively; (xviii) the continued viability of our operations through joint venture entities, the largest of which is Duke LifePoint Healthcare, our partnership with a wholly controlled affiliate of Duke University Health Systems, Inc.; and (xix) those other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission. Therefore, our future results may differ materially from those described in this release. LifePoint undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

LIFEPOINT HEALTH, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in millions, except per share amounts

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2016		2015		2016		2015
		% of		% of		% of		% of
	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues
Revenues before provision for doubtful accounts	$1,816.3		$1,469.8		$3,617.1		$2,921.4
Provision for doubtful accounts	223.9		199.4		444.0		387.3
Revenues	1,592.4	100.0%	1,270.4	100.0%	3,173.1	100.0%	2,534.1	100.0%

Salaries and benefits	760.3	47.7	606.8	47.8	1,526.0	48.1	1,218.0	48.1
Supplies	268.9	16.9	194.1	15.3	531.3	16.7	390.9	15.4
Other operating expenses	397.9	25.0	308.7	24.2	795.2	25.1	602.3	23.7
Other income	(10.1)	(0.6)	(14.2)	(1.1)	(16.4)	(0.5)	(25.9)	(1.0)
Depreciation and amortization	84.6	5.3	68.9	5.5	170.9	5.4	136.9	5.4
Interest expense, net	38.4	2.4	28.1	2.2	75.9	2.4	56.5	2.2
Debt transaction costs	22.0	1.4	-	-	22.0	0.7	-	-
Impairment charges	-	-	-	-	1.2	-	11.6	0.5
	1,562.0	98.1	1,192.4	93.9	3,106.1	97.9	2,390.3	94.3

Income before income taxes	30.4	1.9	78.0	6.1	67.0	2.1	143.8	5.7
Provision for income taxes	10.3	0.6	28.2	2.2	23.0	0.7	52.0	2.1
Net income	20.1	1.3	49.8	3.9	44.0	1.4	91.8	3.6
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interests	(3.2)	(0.2)	(3.4)	(0.3)	(5.5)	(0.2)	(6.5)	(0.2)
Net income attributable to LifePoint Health, Inc.	$16.9	1.1%	$46.4	3.6%	$38.5	1.2%	$85.3	3.4%

Weighted average shares outstanding - basic	43.0		44.2		43.1		44.2
Effect of dilutive stock options and other stock-based awards	1.3		2.2		1.3		2.0
Weighted average shares outstanding - diluted	44.3		46.4		44.4		46.2

Earnings per share attributable to LifePoint Health, Inc. stockholders:
Basic	$0.39		$1.05		$0.89		$1.93
Diluted	$0.38		$1.00		$0.87		$1.84

LIFEPOINT HEALTH, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
Dollars in millions

	June 30,	Dec. 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$ 274.2	$ 284.0
Accounts receivable, less allowances for doubtful accounts of $854.8 and $796.8 at June 30, 2016, and December 31, 2015, respectively	924.7	743.7
Inventories	150.5	127.7
Prepaid expenses	67.5	50.8
Other current assets	60.5	59.8
	1,477.4	1,266.0
Property and equipment:
Land	188.7	162.8
Buildings and improvements	2,712.1	2,272.3
Equipment	1,946.6	1,767.8
Construction in progress	163.7	119.4
	5,011.1	4,322.3
Accumulated depreciation	(1,994.1)	(1,840.0)
	3,017.0	2,482.3
Intangible assets, net	67.7	70.6
Other long-term assets	78.9	510.4
Goodwill	1,721.0	1,667.5
Total assets	$ 6,362.0	$ 5,996.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 211.6	$ 164.3
Accrued salaries	248.9	206.0
Income taxes payable	23.8	28.9
Other current liabilities	257.1	194.5
Current maturities of long-term debt	21.7	25.0
	763.1	618.7
Long-term debt, net	2,893.7	2,643.8
Deferred income taxes	43.4	94.4
Long-term portion of reserves for self-insurance claims	164.1	154.7
Other long-term liabilities	83.5	72.8
Total liabilities	3,947.8	3,584.4

Redeemable noncontrolling interests	104.3	103.6

Equity:
LifePoint Health, Inc. stockholders’ equity:
Preferred stock	–	–
Common stock	0.7	0.7
Capital in excess of par value	1,572.7	1,556.4
Accumulated other comprehensive loss	(2.7)	(2.7)
Retained earnings	1,693.5	1,655.0
Common stock in treasury, at cost	(1,003.1)	(945.5)
Total LifePoint Health, Inc. stockholders’ equity	2,261.1	2,263.9
Noncontrolling interests	48.8	44.9
Total equity	2,309.9	2,308.8
Total liabilities and equity	$ 6,362.0	$ 5,996.8

LIFEPOINT HEALTH, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Dollars in millions

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$ 20.1	$ 49.8	$ 44.0	$ 91.8
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	8.4	7.4	17.4	15.0
Depreciation and amortization	84.6	68.9	170.9	136.9
Amortization of physician minimum revenue guarantees	2.5	3.1	5.1	6.3
Amortization of debt issuance costs, discount and premium	1.4	1.3	2.9	2.5
Debt transaction costs	22.0	-	22.0	-
Impairment charges	-	-	1.2	11.6
Deferred income taxes	(44.3)	(1.5)	(49.0)	10.8
Reserve for self-insurance claims, net of payments	(0.2)	4.7	25.3	8.8
Increase (decrease) in cash from operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable	(4.1)	21.0	(128.3)	27.2
Inventories, prepaid expenses and other current assets	13.6	39.0	(0.9)	53.1
Accounts payable, accrued salaries and other current liabilities	(17.1)	(18.3)	53.6	(14.3)
Income taxes payable/receivable	(22.0)	11.0	(5.1)	19.0
Other	1.5	2.0	(4.0)	(0.7)
Net cash provided by operating activities	66.4	188.4	155.1	368.0

Cash flows from investing activities:
Purchases of property and equipment	(70.3)	(53.1)	(122.9)	(94.2)
Acquisitions, net of cash acquired	(0.1)	(12.5)	(118.5)	(25.8)
Proceeds from sale of hospital	-	18.8	-	18.8
Other	(0.8)	1.6	(1.0)	1.8
Net cash used in investing activities	(71.2)	(45.2)	(242.4)	(99.4)

Cash flows from financing activities:
Proceeds from borrowings	1,275.0	-	1,350.0	-
Payments of borrowings	(1,097.0)	(2.8)	(1,177.6)	(5.6)
Repurchases of common stock	(50.1)	-	(57.6)	(33.8)
Payments of debt financing costs	(29.9)	(0.1)	(30.0)	(0.1)
Proceeds from exercise of stock options	1.0	3.8	2.3	10.8
Other	(7.0)	(3.2)	(9.6)	(8.6)
Net cash provided by (used in) financing activities	92.0	(2.3)	77.5	(37.3)

Change in cash and cash equivalents	87.2	140.9	(9.8)	231.3
Cash and cash equivalents at beginning of period	187.0	281.9	284.0	191.5
Cash and cash equivalents at end of period	$ 274.2	$ 422.8	$ 274.2	$ 422.8

Supplemental disclosure of cash flow information:
Interest payments	$ 67.4	$ 47.1	$ 71.9	$ 51.6
Capitalized interest	$ 1.2	$ 0.4	$ 2.2	$ 0.8
Income tax payments, net	$ 76.6	$ 18.6	$ 76.9	$ 22.2

LIFEPOINT HEALTH, INC.
UNAUDITED STATISTICS

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2016	2015	Change	2016	2015	Change
Consolidated: (1)
Number of hospitals	72	64	12.5%	72	64	12.5%
Admissions	68,306	57,448	18.9	137,982	118,501	16.4
Equivalent admissions (2)	180,534	152,486	18.4	357,511	301,822	18.5
Revenues per equivalent admission	$8,820	$8,332	5.9	$8,875	$8,396	5.7
Medicare case mix index	1.50	1.42	5.6	1.50	1.41	6.4
Average length of stay (days)	4.9	4.9	-	4.9	5.0	(2.0)
Inpatient surgeries	19,474	15,881	22.6	38,982	32,066	21.6
Outpatient surgeries	72,164	61,012	18.3	142,390	118,573	20.1
Total surgeries	91,638	76,893	19.2	181,372	150,639	20.4
Emergency room visits	424,966	363,191	17.0	843,808	727,303	16.0
Outpatient factor (2)	2.64	2.66	(0.6)	2.59	2.55	1.7

Same-hospital: (3)
Number of hospitals	64	64	-%	63	63	-%
Admissions	55,266	57,059	(3.1)	111,221	116,148	(4.2)
Equivalent admissions (2)	148,942	151,834	(1.9)	293,512	296,294	(0.9)
Revenues per equivalent admission	$8,678	$8,366	3.7	$8,776	$8,448	3.9
Medicare case mix index	1.47	1.42	3.5	1.48	1.41	5.0
Average length of stay (days)	4.9	4.9	-	5.0	5.0	-
Inpatient surgeries	15,333	15,780	(2.8)	30,565	31,257	(2.2)
Outpatient surgeries	60,721	60,747	-	118,052	116,023	1.7
Total surgeries	76,054	76,527	(0.6)	148,617	147,280	0.9
Emergency room visits	356,767	359,792	(0.8)	705,464	708,916	(0.5)
Outpatient factor (2)	2.70	2.66	1.3	2.64	2.55	3.4

(1) Consolidated information includes the results of our health support center, our same-hospital operations and the results of our recent acquisitions. Additionally, consolidated information includes the results of our hospitals that have previously been disposed.

(2) Management and investors use equivalent admissions as a general measure of combined inpatient and outpatient volume. We compute equivalent admissions by multiplying admissions (inpatient volumes) by the outpatient factor (the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue). The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(3) Same-hospital information includes the results of our health support center and the same 64 hospitals operated during the three months ended June 30, 2016 and 2015, and the same 63 hospitals operated during the six months ended June 30, 2016 and 2015. Same-hospital information excludes our hospitals that have previously been disposed.

LIFEPOINT HEALTH, INC.
UNAUDITED SUPPLEMENTAL INFORMATION
Dollars in millions

Adjusted EBITDA is defined by the Company as earnings before depreciation and amortization; interest expense, net; debt transaction costs; impairment charges; provision for income taxes; and net income attributable to noncontrolling interests and redeemable noncontrolling interests. Additionally, Adjusted Normalized EBITDA has been adjusted to exclude the impact of $24.7 million in charges related to cardiology-related lawsuits recognized during the first quarter of 2016. LifePoint’s management and Board of Directors use Adjusted EBITDA and Adjusted Normalized EBITDA to evaluate the Company’s operating performance and as a measure of performance for incentive compensation purposes. LifePoint’s credit facilities use Adjusted EBITDA, subject to further permitted adjustments, for certain financial covenants. The Company believes Adjusted EBITDA and Adjusted Normalized EBITDA are measures of performance used by some investors, equity analysts, rating agencies and lenders to make informed decisions as to, among other things, our ability to incur and service debt and make capital expenditures. In addition, multiples of current or projected Adjusted EBITDA and Adjusted Normalized EBITDA are used by some investors and equity analysts to estimate current or prospective enterprise value. Adjusted EBITDA and Adjusted Normalized EBITDA should not be considered as measures of financial performance under U.S. generally accepted accounting principles (“GAAP”), and the items excluded from Adjusted EBITDA and Adjusted Normalized EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA and Adjusted Normalized EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the condensed consolidated financial statements as an indicator of financial performance. Because Adjusted EBITDA and Adjusted Normalized EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, Adjusted EBITDA and Adjusted Normalized EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income as reflected in the unaudited condensed consolidated statements of operations to Adjusted EBITDA and Adjusted Normalized EBITDA:

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
		% of		% of		% of		% of
	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues
Net income	$20.1	1.3%	$49.8	3.9%	$44.0	1.4%	$91.8	3.6%
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interests	(3.2)	(0.2)	(3.4)	(0.3)	(5.5)	(0.2)	(6.5)	(0.2)
Net income attributable to LifePoint Health, Inc.	16.9	1.1	46.4	3.6	38.5	1.2	85.3	3.4

Add: Depreciation and amortization	84.6	5.3	68.9	5.5	170.9	5.4	136.9	5.4
Interest expense, net	38.4	2.4	28.1	2.2	75.9	2.4	56.5	2.2
Debt transaction costs	22.0	1.4	-	-	22.0	0.7	-	-
Impairment charges	-	-	-	-	1.2	-	11.6	0.5
Provision for income taxes	10.3	0.6	28.2	2.2	23.0	0.7	52.0	2.1
Net income attributable to noncontrolling interests and redeemable noncontrolling interests	3.2	0.2	3.4	0.3	5.5	0.2	6.5	0.2
Adjusted EBITDA	175.4	11.0	175.0	13.8	337.0	10.6	348.8	13.8
Add: Cardiology-related lawsuits	-	-	-	-	24.7	0.8	-	-
Adjusted Normalized EBITDA	$175.4	11.0%	$175.0	13.8%	$361.7	11.4%	$348.8	13.8%

LIFEPOINT HEALTH, INC.
UNAUDITED SUPPLEMENTAL INFORMATION (Continued)
Dollars in millions

The following table reconciles net income to Adjusted Normalized EBITDA as presented for the Company’s updated guidance ranges:

	Low End	High End
Net income	$128.8	$141.7
Less: Net income attributable to noncontrolling interest and redeemable noncontrolling interests	10.8	11.8
Net income attributable to LifePoint Health, Inc.	118.0	129.9
Add: Depreciation and amortization	335.5	335.5
Marquette General Hospital accelerated depreciation expense	6.2	6.2
Interest expense, net	151.1	151.1
Debt transaction costs	22.0	22.0
Impairment charges	1.2	1.2
Provision for income taxes	70.5	77.6
Net income attributable to noncontrolling interests and redeemable noncontrolling interests	10.8	11.8
Adjusted EBITDA	715.3	735.3
Add: Cardiology-related lawsuits	24.7	24.7
Adjusted Normalized EBITDA	$740.0	$760.0

From time to time, the Company incurs certain non-recurring gains or losses that are normally nonoperational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, LifePoint’s management and Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, the Company believes that some investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted diluted earnings per share attributable to LifePoint Health, Inc. stockholders as a supplement to its comparable GAAP measure of diluted earnings per share attributable to LifePoint Health, Inc. Adjusted diluted earnings per share attributable to LifePoint Health, Inc. stockholders should not be considered as a measure of financial performance under GAAP, and the items excluded from adjusted diluted earnings per share attributable to LifePoint Health, Inc. stockholders are significant components in understanding and assessing financial performance. Adjusted diluted earnings per share attributable to LifePoint Health, Inc. stockholders should not be considered in isolation or as an alternative to diluted earnings per share attributable to LifePoint Health, Inc. stockholders as presented in the condensed consolidated financial statements.

The following table reconciles diluted earnings per share attributable to LifePoint Health, Inc. stockholders as reflected in the unaudited condensed consolidated statements of operations to adjusted diluted earnings per share attributable to LifePoint Health, Inc. stockholders:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Diluted earnings per share attributable to LifePoint Health, Inc. stockholders	$0.38	$1.00	$0.87	$1.84
Add: Debt transaction costs	0.31	-	0.31	-
Cardiology-related lawsuits	-	-	0.35	-
Impairment charges	-	-	0.02	0.16
Marquette General Hospital accelerated depreciation expense	0.02	-	0.04	-
Adjusted diluted earnings per share attributable to LifePoint Health, Inc. stockholders	$0.71	$1.00	$1.59	$2.00

LIFEPOINT HEALTH, INC.
UNAUDITED SUPPLEMENTAL INFORMATION (Continued)
Dollars in millions

The following table reconciles diluted earnings per share attributable to LifePoint Health, Inc. stockholders to adjusted diluted earnings per share attributable to LifePoint Health, Inc. stockholders, as presented for the Company’s updated guidance ranges:

	Low End	High End
Diluted earnings per share attributable to LifePoint Health, Inc. stockholders	$2.66	$2.93
Add: Debt transaction costs	0.31	0.31
Cardiology-related lawsuits	0.35	0.35
Impairment charges	0.02	0.02
Marquette General Hospital accelerated depreciation expense	0.09	0.09
Adjusted diluted earnings per share attributable to LifePoint Health, Inc. stockholders	$3.43	$3.70

CONTACT:
LifePoint Health, Inc.
Leif Murphy, 615-920-7664
Executive Vice President and Chief Financial Officer